Exhibit 1.1

FIRST AMENDMENT
TO
second AMENDED AND RESTATED Dealer Manager Agreement

This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED DEALER MANAGER AGREEMENT (this “Amendment”), effective as of November 7, 2016, is entered into by and between Inland Residential Properties Trust, Inc., a Maryland corporation (the “Company”), and Inland Securities Corporation, a Delaware corporation (the “Dealer Manager”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Second Amended and Restated Dealer Manager Agreement, dated as of September 8, 2015 (the “Dealer Manager Agreement”).

WITNESSETH:

WHEREAS, the Company and the Dealer Manager desire to amend the Dealer Manager Agreement to allow the Dealer Manager to reallow a portion of the dealer manager fee to participating soliciting dealers, as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

1.               Section 4(a)(iii) of the Dealer Manager Agreement is hereby deleted in its entirety and the following new Section (4)(a)(iii) is substituted in its place.

(iii)Subject to the special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus or this Section 4, as compensation for acting as the dealer manager, the Company will pay the Dealer Manager, a dealer manager fee in an amount equal to two and three-fourths percent (2.75%) of the selling price of each Share for which a sale is completed from the Shares offered in the Primary Offering (the “Dealer Manager Fee”). The Dealer Manager, in its sole discretion, may reallow a portion of this Dealer Manager Fee to participating Soliciting Dealers.

No Dealer Manager Fee will be paid in connection with Shares sold pursuant to the DRP.

2.               Section (4)(f) of the Dealer Manager Agreement is hereby deleted in its entirety and the following new Section (4)(f) is substituted in its place.

(f)	Full Dealer Manager Fees in Respect of Certain Special Sales. The Company will not pay Selling Commissions, but will pay the full Dealer Manager Fee, in connection with certain Special Sales of Class A Shares. For purposes of this Section 4(f), “Special Sale” shall mean: (i) the purchase of Class A Shares by each Soliciting Dealer and any of their respective directors, officers, employees or affiliates who request and are entitled to purchase Class A Shares net of selling commissions for $23.50 per share; (ii) the sale of Class A Shares to the client of a registered investment advisor in which the registered investment advisor is affiliated with a participating Soliciting Dealer that is a party to a Soliciting Dealer Agreement with the Dealer Manager; and (iii) the sale of Class A Shares to investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature. In each of the three types of Special Sales specified above, the Company will pay the Dealer Manager Fee to the Dealer Manager, which may then reallow (pay) a portion of this Dealer Manager Fee to a participating Soliciting Dealer. Neither the Dealer Manager nor its affiliates will compensate any person engaged as an investment advisor by a potential investor as an inducement for the investment advisor to advise favorably for an investment in us.

3.               Section 4(a)(iii) of Exhibit A to the Dealer Manager Agreement is hereby deleted in its entirety and the following new Section 4(a)(iii) is substituted in its place.

(iii)	Subject to the special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus or this Section 4, as compensation for acting as the dealer manager, the Company will pay the Dealer Manager, a dealer manager fee in an amount equal to two and three-fourths percent (2.75%) of the selling price of each Share for which a sale is completed from the Shares offered in the Primary Offering (the “Dealer Manager Fee”). The Dealer Manager will reallow a portion of this Dealer Manager Fee to the Soliciting Dealer for Shares sold by the Soliciting Dealer (the “Marketing Contribution”). Any Marketing Contribution earned by you shall be payable to you by us solely from the proceeds of the Dealer Manager Fee paid to us by the Company for the sale of its Shares, and will not be paid until any and all Dealer Manager Fees payable by the Company to us have been received by us.

No Dealer Manager Fee will be paid in connection with Shares sold pursuant to the DRP.

4.               Section 4(g) of Exhibit A to the Dealer Manager Agreement is hereby deleted in its entirety and the following new Section 4(g) is substituted in its place.

(g)	Dealer Manager Fees in Respect of Certain Special Sales. The Dealer Manager will not reallow Selling Commissions, but subject to the conditions and limitations in this Agreement, will reallow a portion of the Dealer Manager Fee to the Soliciting Dealer in connection with certain Special Sales of Class A Shares by the Soliciting Dealer. For purposes of this Section 4(g), “Special Sale” shall mean: (i) the purchase of Class A Shares by the Soliciting Dealer and any of its directors, officers, employees or affiliates who request and are entitled to purchase Class A Shares net of selling commissions for $23.50 per share; (ii) the sale of Class A Shares to the client of a registered investment advisor in which the registered investment advisor is affiliated with a participating Soliciting Dealer that is a party to a Soliciting Dealer Agreement with the Dealer Manager; and (iii) the sale of Class A Shares to investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature. Neither the Dealer Manager nor its affiliates will compensate any person engaged as an investment advisor by a potential investor as an inducement for such investment advisor to advise favorably for an investment in the Company. Any amounts payable to you under this Section 4(g) will be considered a “Marketing Contribution.”

5.               Continuing Effect. Except as otherwise set forth in this Amendment, the terms of the Dealer Manager Agreement shall continue in full force and effect and shall not be deemed to have otherwise been amended, modified, revised or altered.

6.               Counterparts. The parties agree that this Amendment has been or may be executed in several counterparts, each of which shall be deemed an original, and all counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment, effective as of the date first written above.

Inland Residential Properties Trust, Inc., a Maryland corporation

By:	/s/ Mitchell Sabshon
Name:	Mitchell Sabshon
Title:	Chief Executive Officer

Inland Securities Corporation, a Delaware corporation

By:	/s/ Michael T. Ezzell
Name:	Michael T. Ezzell
Title:	Chief Executive Officer

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED DEALER MANAGER AGREEMENT

INLAND RESIDENTIAL PROPERTIES TRUST, INC. INITIAL PUBLIC OFFERING